CONTACTS:                  Mick Quinlivan
                           Chief Financial Officer
                           Jore Corporation
                           800-526-9495


              JORE CORPORATION ANNOUNCES SETTING OF DEADLINE FOR FILING
                 CLAIMS IN BANCRUPTCY CASE; ALSO DELAYS ANNUAL
                             SHAREHOLDERS' MEETING


RONAN, Montana - July 25, 2001 - Jore Corporation today announced that the U.S. Bankruptcy Court for the District of Montana, in which Jore's Chapter 11 bankruptcy case is pending, has set August 31, 2001 as the "bar date", or deadline for filing a proof of claim against the Jore bankruptcy estate. Copies of the Court's Order setting the August 31 bar date will be mailed to all known creditors this week. Copies of the Order are also available from the clerk of the Bankruptcy Court in Butte, Montana, or from Jore's bankruptcy counsel, Perkins Coie LLP, by calling Attila Kovacs-Szabo at (206) 264-6371. The Company also announced that it will delay its annual shareholders meeting that had earlier been rescheduled for August 31, 2001. No new date for the shareholders' meeting has been set.

On May 22, 2001 Jore filed for voluntary  reorganization under Chapter 11 of the
U.S.   Bankruptcy  Code.  On  that  date  the  Company  also  announced  it  had restructured its board of directors and management team.



About Jore Corporation

Jore Corporation designs and manufactures innovative power tool accessories and hand tools for the do-it-yourself and professional craftsman markets. The Company relies on advanced technologies and advanced equipment engineering in its manufacturing processes to drive cost reductions and higher quality in its products. Its products save users time by offering enhanced functionality, increased productivity and ease of use. Jore sells its products under the licensed Stanley(R) brand, as well as under various private labels of the industry's largest retailers and power tool manufacturers, including Sears, The Home Depot, Lowe's, Menard's, Canadian Tire, Tru*Serv, Black & Decker, Makita and more.